HAWK ANNOUNCES CONSENT SOLICITATION

CLEVELAND, Ohio – February 5, 2010 – Hawk Corporation (NYSE Amex: HWK) announced today that on Monday, February 8, 2010, it will commence soliciting consents from holders of $75.7 million of the outstanding principal amount of its 8-3/4% Senior Notes due 2014 to effect an amendment to the indenture governing the notes. The proposed amendment to the indenture will allow Hawk to repurchase up to $20 million of its outstanding common stock.

Upon the terms and subject to the conditions set forth in the Consent Solicitation Statement dated February 8, 2010 and the related Letter of Consent, Hawk will pay a consent fee in the amount of $20 per $1,000 principal amount of notes for valid consents received from holders of record of notes as of 5:00 p.m., New York City time, on February 5, 2010. If the proposed amendment is approved and a supplemental indenture entered into by Hawk, the supplemental indenture would bind all holders of the notes, including those that did not give their consent, but non-consenting holders would not receive the consent fee.

The consent solicitation is scheduled to expire at 5:00 p.m., New York City time, on February 22, 2010, unless extended or earlier terminated.

The consent solicitation is subject to the satisfaction of certain conditions, including Hawk’s receipt of consents representing a majority of the holders of notes from whom consent is sought, as well as other customary conditions.

Hawk has engaged Jefferies & Company, Inc. to act as the solicitation agent in connection with the consent solicitation. Questions regarding the consent solicitation or requests for documentation may be directed to Jefferies & Company, Inc. at (888) 708-5831.

This announcement is not a solicitation of consent with respect to any notes. The consent solicitation is being made solely by the Consent Solicitation Statement dated February 8, 2010.

The Company
Hawk Corporation is a leading supplier of friction materials for brakes, clutches and transmissions used in airplanes, trucks, construction and mining equipment, farm equipment, recreational and performance automotive vehicles. The Company also manufactures fuel cell components.

Forward-Looking Statements
This press release includes forward-looking statements concerning the Company’s consent solicitation in connection with its senior notes. There can be no assurance that the consent solicitation and the transactions associated therewith will be consummated. These forward-looking statements are based upon management’s expectations and beliefs concerning future events. Forward-looking statements are necessarily subject to risks, uncertainties and other factors, many of which are outside the control of the Company and which could cause actual results to differ materially from such statements.

Actual results and events may differ significantly from those projected in the forward-looking statements. Reference is made to Hawk’s filings with the Securities and Exchange Commission, including its annual report on Form 10-K for the year ended December 31, 2008, its quarterly reports on Form 10-Q, and other periodic filings, for a description of the foregoing and other factors that could cause actual results to differ materially from those in the forward-looking statements. Any forward-looking statement speaks only as of the date on which such statement is made, and the Company undertakes no obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

Contact Information
Thomas A. Gilbride, Vice President — Finance
(216) 861-3553

Investor Relations Contact Information
John Baldissera, BPC Financial Marketing
(800) 368-1217

Hawk Corporation is online at: http://www.hawkcorp.com/